Exhibit 99.1
Contact: Neenah, Inc.
Bill McCarthy
Vice President — Investor Relations
678-518-3278

Neenah Reports Third Quarter 2020 Results
E.P.S. of $0.46 per share, Adjusted E.P.S. of $0.55 per share

ALPHARETTA, GEORGIA — November 3, 2020 — Neenah, Inc. (NYSE:NP) today reported third quarter 2020 results.

Third Quarter Highlights
•Net sales of $190.7 million increased 18 percent versus the second quarter with strong rebounds in each segment.
•Filtration revenues increased 9 percent versus the prior year and contributed to a $3 million year-on-year increase in Technical Products operating income.
•Consolidated operating income of $13.9 million compared with $19.0 million in the prior year. Excluding adjusting items of $2.0 million in 2020 and $2.5 million in 2019, operating income increased $15.4 million versus the second quarter, but declined from $21.5 million in 2019 to $15.9 million in 2020.
•Adjusted operating margins returned to double-digit levels in both segments.
•Cash generated from operations of $36.8 million increased from $33.4 million in the prior year as a result of actions in 2020 to carefully manage working capital and reduce spending.
•Liquidity of $182 million as of September 30, 2020 increased from $159 million as of June 30, 2020.
•Quarterly cash dividends paid of $0.47 per share increased 4 percent from $0.45 per share in the prior year.

Adjusted earnings is a non-GAAP measure used to enhance understanding and comparability of year-on-year results. Details on adjusting items and a reconciliation to comparable GAAP measures are included later in this release.

“I was pleased with third quarter results, as we significantly increased revenues from the second quarter and both segments returned to double-digit EBIT margins. As expected, Technical Products led the way, with profits up over 30% versus prior year. Our top line performance, exceptional cash generation and improved profit are a testament to the actions we've taken to drive revenue and manage costs and working capital,” said Julie Schertell, Chief Executive Officer. “Additionally, we continued to advance key initiatives that will create long-term shareholder value, including expanding in targeted growth platforms with innovative new products, and implementing a global manufacturing model expected to deliver over $20 million in annual savings. I'm encouraged by our progress and momentum, and as we head into 2021 we'll remain focused on initiatives that accelerate growth and increase margins, while maintaining our commitment to a strong balance sheet and providing shareholders with an attractive dividend.”

Quarterly Consolidated Results
Income Statement
Consolidated net sales of $190.7 million in the third quarter of 2020 decreased 18 percent compared with $231.8 million in the third quarter of 2019. The decline in revenues resulted primarily from lower volumes caused by continued adverse impacts of COVID-19. Net sales declined 6% in Technical Products and 33% in Fine Paper and Packaging from the prior year period, with a more pronounced decline in the Fine Paper and Packaging segment due to reductions in end-use demand for commercial print papers used primarily in advertising and marketing campaigns. Impacts from lower net selling prices were partially offset by favorable currency effects. While down versus prior year, third quarter consolidated net sales increased 18% from the second quarter 2020.

Selling, general and administrative (SG&A) expense of $19.1 million in the third quarter of 2020 decreased $4.0 million compared with $23.1 million in the prior year. Costs in 2020 were lower due to the significant actions taken to manage spending and reduce costs this year in areas such as marketing, travel and payroll.

Operating income of $13.9 million in the third quarter of 2020 decreased compared to operating income of $19.0 million in 2019. Lower income in 2020 resulted from decreased volumes due to COVID-19 that could not be fully offset at a consolidated level by spending reductions. While Technical Products operating income increased, with reduced spending and a more profitable mix offsetting unfavorable volume impacts, a larger volume decline in Fine Paper and Packaging was only partly offset by spending reductions. Both segments benefited modestly from lower input prices net of selling price changes. Excluding adjusting items of $2.0 million and $2.5 million in 2020 and 2019, respectively, adjusted operating income of $15.9 million decreased $5.6 million from $21.5 million in the prior year.

Net interest expense of $3.6 million in the third quarter of 2020 was higher than the $2.8 million in the third quarter of 2019. In addition to higher debt and amortization expense, 2020 interest included an incremental $0.4 million due to an overlap in interest incurred in July on both our Senior Notes and Term Loan B, prior to the redemption of the 2021 Senior Notes on July 16, 2020.

In the third quarter of 2020 and 2019, the effective income tax rate was 23 percent and 11 percent, respectively. The tax rate in both periods benefited from the reversal of reserves for uncertain tax positions following expiration of statutes of limitation for audit. In 2020, this benefit was offset by an increase in the tax provision due to a change in the projected mix of income from higher tax rate jurisdictions.

GAAP earnings per diluted common share (E.P.S.) of $0.46 decreased from earnings of $0.84 per share in 2019. On an adjusted basis, E.P.S. of $0.55 in the quarter compared with $0.95 in the prior year period.

Cash Flow and Balance Sheet Items
Cash provided from operations of $36.8 million in the third quarter of 2020 increased from $33.4 million in the third quarter of 2019 as actions in 2020 to decrease working capital and reduce discretionary spending more than offset a reduction in cash flow due to lower earnings.

Capital spending of $3.8 million in the third quarter of 2020 decreased $1.1 million compared with $4.9 million in the prior year.

Cash and cash equivalents as of September 30, 2020 were $41.3 million compared to $26.2 million as of June 30, 2020. Debt as of September 30, 2020 of $195.5 million compared to $381.4 million as of June 30, 2020. Debt as of June 30 included $200 million for the new Term Loan B facility and $176.5 million of principal and accrued interest on the $175 million of 2021 Senior Notes, prior to their July 16, 2020 redemption.

Quarterly Segment Results

Technical Products quarterly net sales of $123.5 million in 2020 decreased 6 percent from $131.7 million in the prior year. The revenue decline was primarily due to lower sales in the performance materials business due to COVID-19 that was only partly offset by increased filtration sales, including media for face masks in Europe introduced earlier this year. Modestly lower net selling prices in 2020 were partly offset by favorable currency effects from a stronger euro.

Operating income increased $2.8 million from the prior year to $12.3 million primarily as a result of lower manufacturing and SG&A spending, a more profitable mix of products sold, and modest benefits from lower input costs, net of selling prices. Combined, these items more than offset the negative impact from lower sales volume. Excluding unfavorable adjustments of $0.3 million in 2020, adjusted operating income increased $3.1 million from $9.5 million to $12.6 million.

Fine Paper and Packaging quarterly net sales of $67.2 million in 2020 decreased 33 percent from $100.1 million in the prior year. The decline was primarily due to lower volumes resulting from COVID-19, with the largest impact in commercial print papers used for advertising and marketing. In addition, net selling prices were modestly lower in 2020.

Operating income decreased $7.2 million from the prior year period to $6.0 million. Excluding unfavorable adjusting items in 2020 and 2019 of $0.7 million and $2.3 million, respectively, adjusted operating income of $6.7 million in 2020 decreased $8.8 million from $15.5 million in the prior year primarily as a result of lower sales and related manufacturing fixed cost inefficiencies. The impact of lower volumes was partly offset by spending reductions and modest benefits from lower input costs, net of selling price changes.

Unallocated Corporate costs in the third quarter of 2020 of $4.4 million increased $0.7 million from the prior year. Excluding unfavorable adjustments in 2020 and 2019 of $1.0 million and $0.2 million, respectively, adjusted unallocated corporate expenses decreased $0.1 million due to reduced SG&A spending.

Year-to-Date
Consolidated net sales of $585.7 million for the nine months ended September 30, 2020 decreased $139.2 million from the prior year period. The decline in revenues resulted primarily from significant adverse volume impacts from COVID-19. Net sales declined 11% in Technical Products and 30% in Fine Paper and Packaging. In addition, net selling prices were modestly lower in 2020 due both to selling price and mix. The decline in net sales was more pronounced in the Fine Paper and Packaging segment due to its shorter supply chain and reductions in end-use demand for commercial print papers used in advertising and marketing.

Consolidated operating income decreased $77.2 million from the prior year period to a loss of $21.0 million for the nine months ended September 30, 2020. Excluding non-routine items noted below, adjusted operating income of $43.5 million decreased $18.7 million from $62.2 million in the prior year period due to lower sales and related fixed manufacturing cost inefficiencies related to COVID-19 that were only partly offset by decreased spending and lower input costs net of selling price reductions. As presented on the GAAP reconciliation table, we recorded $64.5 million of non-routine costs in 2020, which included a non-cash impairment for long-lived assets, loss on extinguishment of debt, incremental costs of responding to COVID-19, other restructuring and acquisition related costs. Adjusting items of $6.0 million in 2019 included accelerated depreciation due to idling of a fine paper machine, restructuring and other non-routine costs and a SERP settlement loss.

Year-to-date net income (loss) decreased $65.6 million to a loss of $25.8 million compared with income of $39.8 million in 2019. After excluding 2020 after-tax adjustments of $52.9 million and 2019 after-tax adjustments of $4.5 million, the decrease in adjusted net income of $17.2 million in 2020 was due to lower adjusted operating income driven by the adverse impacts of the pandemic.

Year-to-date earnings (loss) per diluted common share from continuing operations of $(1.55) in 2020 decreased from $2.33 in 2019. After excluding $3.14 per share of adjustments in 2020 and $0.27 per share of adjustments in 2019, year-to-date adjusted earnings per share in 2020 and 2019 were $1.59 and $2.60, respectively.

Cash provided by operating activities of $80.4 million for the nine months ended September 30, 2020 was $6.0 million higher than $74.4 million in the prior year period. Actions to improve working capital by managing inventory and to reduce discretionary spending more than offset the impact from lower earnings.

Capital expenditures for the nine months ended September 30, 2020 were $11.8 million compared to $13.9 million in the prior year period. For the full year 2020, aggregate annual capital expenditures are expected to be less than $20 million.
Debt as of September 30, 2020 of $195.5 million was $5.3 million lower compared with $200.8 million as of December 31, 2019. Cash and cash equivalents of $41.3 million as of September 30, 2020 increased $32.3 million compared with cash and cash equivalents of $9.0 million as of December 31, 2019.

Reconciliation to GAAP Measures
The Company will report adjustments to GAAP figures when they are believed to improve the comparability and understanding of results. In assessing COVID-19 impacts, only costs which were unusual, incremental and directly attributable to mitigating the effects COVID-19 on operations were excluded.

A reconciliation of adjusted income measures to comparable GAAP measures is provided below:

	Third Quarter		YTD
($ Millions, except share and per share data)	2020	2019	2020	2019
GAAP Operating Income (Loss)	$13.9	$19.0	$(21.0)	$56.2
Asset restructuring and impairment costs	—	2.4	55.3	4.4
Other restructuring and non-routine costs	1.4	—	4.1	1.5
COVID-19 costs	0.6	—	2.1	—
Loss on debt extinguishment	—	—	1.9	—
Acquisition and due diligence costs	—	—	1.1	—
Pension settlement and other costs	—	0.1	—	0.1
Adjusted Operating Income	$15.9	$21.5	$43.5	$62.2

GAAP Net Income (Loss)	$7.9	$14.4	$(25.8)	$39.8
Asset restructuring and impairment costs	—	1.8	42.0	3.3
Other restructuring and non-routine costs	1.1	—	3.1	1.1
COVID-19 costs	0.4	—	1.6	—
Loss on debt extinguishment	—	—	1.4	—
Acquisition and due diligence costs	—	—	0.8	—
Pension settlement and other costs	—	0.1	—	0.1
Valuation allowance adjustment for income taxes	—	—	4.0	—
Adjusted Net Income	$9.4	$16.3	$27.1	$44.3

GAAP Earnings (Loss) per Diluted Common Share	$0.46	$0.84	$(1.55)	$2.33
Asset restructuring and impairment costs	—	0.11	2.50	0.20
Other restructuring and non-routine costs	0.06	(0.01)	0.18	0.06
COVID-19 costs	0.03	—	0.10	—
Loss on debt extinguishment	—	—	0.08	—
Acquisition and due diligence costs	—	—	0.04	—
Pension settlement and other costs	—	0.01	—	0.01
Valuation allowance adjustment for income taxes	—	—	0.24	—
Adjusted Earnings per Share	$0.55	$0.95	$1.59	$2.60

Diluted Shares (in thousands)	16,821	16,905	16,810	16,910

Conference Call
A conference call and webcast to discuss third quarter earnings and other matters of interest will be held as noted below. Investors and participants who wish to actively participate in the call should register for the earnings call in advance by visiting http://www.directeventreg.com/registration/event/2670125 with conference ID 2670125. After registering, instructions will be shared on how to join the call.

Interested parties are invited to listen to the call live via webcast by visiting www.neenah.com and clicking on Investor Relations. Supplemental Information can be found on the Company’s web site under the Investor Relations - Presentations & Events section. An archive of the webcast will be available on the Company's web site until December 3, 2020.

A replay of the call will be available until November 11, 2020 and can be accessed as follows:
Encore Dial In #:                  (800) 585-8367 or (416) 621-4642
Replay Access Code:     2670125

About Neenah
Neenah is a leading global specialty materials company focused on premium niche markets that value performance and image. Key products and markets include advanced filtration media, specialized performance substrates used for digital transfer, tape and abrasive backings, labels and other products, and premium printing and packaging papers. The Company is headquartered in Alpharetta, Georgia and its products are sold worldwide from manufacturing operations in the United States, Europe and the United Kingdom. Additional information can be found at the Company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the U.S. Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA and caution is given to investors that any forward-looking statements are not guarantees or indicative of future performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to risks, uncertainties and other factors, many of which are outside the Company's control and could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to, those set forth under the captions “Cautionary Note Regarding Forward-Looking Statements” and/or “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Qs (these securities filings can be located at www.neenah.com). Unless specifically required by law, the Company assumes no obligation to update or revise these forward-looking statements to reflect new events or circumstances. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

NEENAH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$190.7	$231.8	$585.7	$724.9
Cost of products sold	155.5	187.1	475.1	585.8
Gross profit	35.2	44.7	110.6	139.1
Selling, general and administrative expenses	19.1	23.1	66.5	75.3
Asset restructuring and impairment costs	—	2.4	55.3	4.4
Other restructuring and non-routine costs	1.4	—	4.1	1.5
COVID-19 costs	0.6	—	2.1	—
Loss on debt extinguishment	—	—	1.9	—
Acquisition and due diligence costs	—	—	1.1	—
Pension settlement and other benefit costs	—	0.1	—	0.1
Other expense - net	0.2	0.1	0.6	1.6
Operating income (loss)	13.9	19.0	(21.0)	56.2
Interest expense - net	3.6	2.8	9.5	9.0
Income (loss) before income taxes	10.3	16.2	(30.5)	47.2
Provision (benefit) for income taxes	2.4	1.8	(4.7)	7.4
Net income (loss)	$7.9	$14.4	$(25.8)	$39.8

Earnings (Loss) Per Common Share
Basic	$0.46	$0.85	$(1.55)	$2.35
Diluted	$0.46	$0.84	$(1.55)	$2.33

Weighted Average Common Shares Outstanding (in thousands)
Basic	16,802	16,837	16,810	16,850
Diluted	16,821	16,905	16,810	16,910

NEENAH, INC. AND SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Sales:
Technical Products	$123.5	$131.7	$371.8	$418.1
Fine Paper and Packaging	67.2	100.1	213.9	306.8
Consolidated	$190.7	$231.8	$585.7	$724.9

Operating Income (Loss):
Technical Products	$12.3	$9.5	$(18.8)	$33.3
Fine Paper and Packaging	6.0	13.2	16.7	38.0
Unallocated corporate costs	(4.4)	(3.7)	(18.9)	(15.1)
Consolidated	$13.9	$19.0	$(21.0)	$56.2

RECONCILIATION OF SEGMENT OPERATING INCOME (LOSS)
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Technical Products
GAAP Operating Income (Loss)	$12.3	$9.5	$(18.8)	$33.3
Asset restructuring and impairment costs	—	—	51.6	—
Other restructuring and non-routine costs	0.1	—	0.5	0.4
COVID-19 costs	0.2	—	0.9	—
Loss on debt extinguishment	—	—	0.1	—
Adjusted Operating Income	12.6	9.5	34.3	33.7

Fine Paper and Packaging
GAAP Operating Income	6.0	13.2	16.7	38.0
Asset restructuring and impairment costs	—	2.4	3.7	4.4
Other restructuring and non-routine costs	0.3	(0.1)	2.0	0.9
COVID-19 costs	0.4	—	1.0	—
Adjusted Operating Income	6.7	15.5	23.4	43.3

Unallocated Corporate Costs
GAAP Operating Loss	(4.4)	(3.7)	(18.9)	(15.1)
Other restructuring and non-routine costs	1.0	0.1	1.6	0.2
COVID-19 costs	—	—	0.2	—
Loss on debt extinguishment	—	—	1.8	—
Acquisition and due diligence costs	—	—	1.1	—
Pension settlement and other benefit costs	—	0.1	—	0.1
Adjusted Operating Loss	(3.4)	(3.5)	(14.2)	(14.8)

Consolidated
GAAP Operating Income (Loss)	13.9	19.0	(21.0)	56.2
Asset restructuring and impairment costs	—	2.4	55.3	4.4
Other restructuring and non-routine costs	1.4	—	4.1	1.5
COVID-19 costs	0.6	—	2.1	—
Loss on debt extinguishment	—	—	1.9	—
Acquisition and due diligence costs	—	—	1.1	—
Pension settlement and other benefit costs	—	0.1	—	0.1
Adjusted Operating Income	$15.9	$21.5	$43.5	$62.2

NEENAH, INC. AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
(In millions)
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$41.3	$9.0
Accounts receivable - net	99.8	102.6
Inventories	107.8	122.8
Prepaid and other current assets	14.8	18.3
Total Current Assets	263.7	252.7
Property, Plant and Equipment - net	322.1	380.6
Lease Right-of-Use Assets	20.7	13.9
Deferred Income Taxes	22.8	13.4
Goodwill and Other Intangibles - net	148.1	149.8
Other Noncurrent Assets	18.9	17.4
Total Assets	$796.3	$827.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$4.8	$2.6
Lease liabilities payable within one year	2.9	1.9
Accounts payable	49.8	48.9
Accrued expenses	57.9	47.0
Total Current Liabilities	115.4	100.4
Long-term Debt	190.7	198.2
Noncurrent Lease Liabilities	18.9	13.0
Noncurrent Employee Benefits	84.7	93.1
Deferred Income Taxes	12.8	12.9
Other Noncurrent Obligations	6.8	3.9
Total Liabilities	429.3	421.5
Stockholders’ Equity	367.0	406.3
Total Liabilities and Stockholders’ Equity	$796.3	$827.8

NEENAH, INC. AND SUBSIDIARIES
SELECTED CASH FLOW DATA
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Operating Activities
Net income (loss)	$(25.8)	$39.8
Depreciation and amortization	28.2	30.2
Stock-based compensation	3.4	4.8
Deferred income tax provision (benefit)	(11.3)	1.1
Asset impairment costs	52.3	—
Loss on debt extinguishment	1.9	—
Pension settlement and other benefit costs	—	0.1
Loss on asset dispositions	—	0.1
Provision for uncollectible accounts receivable	0.7	—
Non-cash effects of changes in liabilities for uncertain income tax positions	—	(0.5)
Decrease in working capital	28.7	1.4
Pension and other postretirement benefits	(0.3)	(2.2)
Long-term payroll taxes	2.9	—
Other	(0.3)	(0.4)
Net cash provided by operating activities	80.4	74.4

Investing Activities
Capital expenditures	(11.8)	(13.9)
Purchase of marketable securities	(0.1)	(0.3)
Other	(0.3)	(0.7)
Cash used in investing activities	(12.2)	(14.9)

Financing Activities
Long-term borrowings	291.2	155.5
Repayments of long-term debt	(294.3)	(188.8)
Debt issuance costs	(5.4)	(0.4)
Cash dividends paid	(23.9)	(22.9)
Shares purchased	(3.8)	(5.1)
Cash used in financing activities	(36.2)	(61.7)

Effect of exchange rates on cash and cash equivalents	0.3	(0.3)
Net increase (decrease) in cash and cash equivalents	32.3	(2.5)
Cash and cash equivalents, beginning of the year	9.0	9.9
Cash and cash equivalents, end of period	$41.3	$7.4